Exhibit 99.1

Atkore International Announces Gross Profit Expansion with its Fiscal 2016 Third Quarter Financial Results

•	Net sales of $396 million; Adjusted net sales increased 2.2% on volume growth of 5.3%

•	Gross profit increased by 41.6% to $111 million

•	Gross margin expanded by 1,000 basis points to 28.2%

•	Net income increased 8.3% to $21 million, Adjusted net income increased 34.0% to $26 million

•	Cash flows from operations increased $55 million to $85 million year-to-date fiscal 2016

•	Adjusted EBITDA increased by 44.0% to $67 million
Adjusted EBITDA margin increased by 490 basis points to 17.0%

•	Basic and diluted Earnings per Share of $0.33; Adjusted Earnings per share increased 35.5% to $0.42

•	Leverage ratio improves to 2.2x, down from 3.5x
HARVEY, IL. - August 2, 2016 (BUSINESS WIRE) - Atkore International Group Inc. (the “Company”) (NYSE: ATKR), a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets, announced earnings for its fiscal third quarter-ended June 24, 2016 (“third quarter”) of the fiscal year ending September 30, 2016 (“fiscal 2016”).
“We are very pleased with our third quarter results, which generated volume growth and expanded earnings and margins compared to the third quarter of 2015. We were also able to demonstrate our ability to manage and grow margins during a period in which our raw material costs were sequentially increasing, as our gross and Adjusted EBITDA margins expanded sequentially despite incurring higher raw material input prices than in the second quarter of 2016,” said John Williamson, Atkore’s President and CEO. “We are excited to be reporting our results for the first time as a public company following our IPO in June. As we look forward, we remain focused on serving our customers while executing on our strategic priorities to drive growth, expand our margins, and deliver cash flows through our earnings. We are focused on these objectives given our leading market positions, superior customer value proposition, opportunities for product innovation, acquisitions, and importantly, our strong team that is built to outperform,” Williamson added.
2016 Third Quarter Results
Net sales for the third quarter of 2016 decreased to $395.7 million, a decline of 8.5% compared to $432.4 million for the prior-year period.
Adjusted net sales, which exclude the Fence and Sprinkler product lines which the Company exited in the first quarter of fiscal 2016, increased 2.2%, as compared to the third quarter of 2015, driven primarily by 5.3% volume growth.
Gross profit increased by $32.8 million to $111.5 million for the third quarter of 2016, as compared to $78.7 million for the prior-year period. Gross margin expanded from 18.2% in the prior-year period to 28.2% in the third quarter.
SG&A expenses increased $18.5 million, or 40.3%, to $64.4 million for the third quarter, as compared to $45.9 million for the prior-year period. The increase was largely driven by approximately $15 million of costs associated with the Company’s IPO which occurred during the quarter.
Net income increased by $1.6 million, or 8.3%, to $20.6 million for the third quarter, as compared to $19.1 million for the prior-year period. Adjusted net income increased $6.6 million or 34%, as compared to $19.5 million for prior-year period.
Adjusted EBITDA increased by $20.5 million, or 44.0%, to $67.2 million for the third quarter, as compared to $46.7 million for the prior-year period, and Adjusted EBITDA margin increased from 12.1% to 17.0%.
Earnings per share (basic and diluted) on a GAAP basis were $0.33 for the quarter, but were negatively impacted by the aforementioned unusual costs associated with the IPO. Adjusted earnings per share, which exclude certain unusual and non-cash items, such as the IPO-related costs, increased by $0.11, or 35.5% to $0.42 per share for the third quarter as compared to $0.31 per share for the prior-year period.
The Company’s leverage ratio, defined as the ratio of net debt to Adjusted EBITDA on a trailing twelve month basis, improved to 2.2x at June 24, 2016, from 3.5x at September 25, 2015.

Segment Results
Electrical Raceway
Electrical Raceway net sales increased $8.0 million, or 3.2%, to $259.8 for the third quarter, as compared to $251.9 million for the prior-year period and included volume growth of 5.3%.
Adjusted EBITDA increased $21.3 million, or 68.6%, to $52.4 million for the third quarter, as compared to $31.1 million for the prior-year period and Adjusted EBITDA margin increased from 12.3% to 20.2%.
Mechanical Products & Solutions
MP&S net sales declined $44.4 million, or 24.5%, to $136.5 million for the third quarter, as compared to $180.9 million for the prior-year period. Adjusted net sales, which exclude the Fence and Sprinkler businesses, increased $0.9 million, or 0.7%. Overall, volume grew 5.2% during the quarter.
Adjusted EBITDA increased $0.7 million, or 3.2%, to $23.0 million for the quarter as compared to the prior year. Adjusted EBITDA margin increased to 16.9% from 16.5% in the third quarter of 2015.
2016 Financial Outlook
Mr. Williamson added, “We have confidence in the continued momentum that our business has experienced over the first nine months of the year. For the full year, we now expect 2016 Adjusted EBITDA to be in the range of $226 million to $236 million. The Electrical Raceway segment is expected to contribute between $170 million and $180 million of Adjusted EBITDA while the Mechanical Products & Solutions segment is expected to contribute between $76 million and $86 million.”
Reconciliation of the forward-looking full-year 2016 Adjusted EBITDA outlook is not being provided as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.
Conference Call Information
Atkore management will host a conference call today, August 2, 2016, at 8 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 407-0789 (domestic) or (201) 689-8562 (international). The call will be available for replay until August 16, 2016. The replay can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The passcode for the live call and the replay is 13641141.
Interested investors and other parties can also listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.atkore.com/. The online replay will be available on the same website immediately following the call.
To learn more about the Company please visit the company's website at http://investors.atkore.com/
About Atkore International Group Inc.
Atkore International Group Inc. is a leading manufacturer of Electrical Raceway products primarily for the non-residential construction and renovation markets and Mechanical Products & Solutions for the construction and industrial markets. The Company manufactures a broad range of end-to-end integrated products and solutions that are critical to its customers’ businesses and employs approximately 3,100 people at 51 manufacturing and distribution facilities worldwide. The Company is headquartered in Harvey, Illinois.

Contact:
Atkore International Group Inc.
Lisa Winter
Director - Corporate Communications
708-225-2453
LWinter@atkore.com
Solebury Communications Group
Kevin Doherty
Managing Director
kdoherty@soleburyir.com

203-428-3233
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements relating to financial outlook. Some of the forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,” “projects,” “is optimistic,” “intends,” “plans,” “estimates,” “anticipates” or other comparable terms. Forward-looking statements include, without limitation, all matters that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. In addition, even if our results of operations, financial condition and cash flows, and the development of the market in which we operate, are consistent with the forward-looking statements contained in this press release, those results or developments may not be indicative of results or developments in subsequent periods.
A number of important factors, including, without limitation, the risks and uncertainties discussed under the caption “Risk Factors” in our final prospectus filed pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended, filed with the U.S. Securities and Exchange Commission on June 10, 2016 (Registration No. 333-209940) could cause actual results and outcomes to differ materially from those reflected in the forward-looking statements. Additional factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: declines in, and uncertainty regarding, the general business and economic conditions in the U.S. and international markets in which we operate; weakness or another downturn in the U.S. non-residential construction industry; changes in prices of raw materials; pricing pressure, reduced profitability, or loss of market share due to intense competition; availability and cost of third-party freight carriers and energy; high levels of imports of products similar to those manufactured by us; changes in federal, state, local and international governmental regulations and trade policies; adverse weather conditions; failure to generate sufficient cash flow from operations or to raise sufficient funds in the capital markets to satisfy existing obligations and support the development of our business; increased costs relating to future capital and operating expenditures to maintain compliance with environmental, health and safety laws; reduced spending by, deterioration in the financial condition of, or other adverse developments with respect to, one or more of our top customers; increases in our working capital needs, which are substantial and fluctuate based on economic activity and the market prices for our main raw materials, including as a result of failure to collect, or delays in the collection of, cash from the sale of manufactured products; work stoppage or other interruptions of production at our facilities as a result of disputes under existing collective bargaining agreements with labor unions or in connection with negotiations of new collective bargaining agreements, as a result of supplier financial distress, or for other reasons; challenges attracting and retaining key personnel or high-quality employees; changes in our financial obligations relating to pension plans that we maintain in the United States; reduced production or distribution capacity due to interruptions in the operations of our facilities or those of our key suppliers; loss of a substantial number of our third-party agents or distributors or a dramatic deviation from the amount of sales they generate; security threats, attacks, or other disruptions to our information systems, or failure to comply with complex network security, data privacy and other legal obligations or the failure to protect sensitive information; possible impairment of goodwill or other long-lived assets as a result of future triggering events, such as declines in our cash flow projections or customer demand; safety and labor risks associated with the manufacture and in the testing of our products; product liability, construction defect and warranty claims and litigation relating to our various products, as well as government inquiries and investigations, and consumer, employment, tort and other legal proceedings; our ability to protect our intellectual property and other material proprietary rights; risks inherent in doing business internationally; our inability to introduce new products effectively or implement our innovation strategies; the inability of our customers to pay off the credit lines extended to them by us in a timely manner and the negative impact on customer relations resulting from our collections efforts with respect to non-paying or slow-paying customers; the incurrence of liabilities and the issuance of additional debt or equity in connection with acquisitions, joint ventures or divestitures; failure to manage acquisitions successfully, including identifying, evaluating, and valuing acquisition targets and integrating acquired companies, businesses or assets; the incurrence of liabilities in connection with violations of the FCPA and similar foreign anti-corruption laws; the incurrence of additional expenses, increase in complexity of our supply chain and potential damage to our reputation with customers resulting from regulations related to “conflict minerals”; disruptions or impediments to the receipt of sufficient raw materials resulting from various anti-terrorism security measures; restrictions contained in our debt agreements; failure to generate cash sufficient to pay the principal of, interest on, or other amounts due on our debt; the significant influence our majority stockholder will have over corporate decisions; and other factors described in this report and from time to time in documents that we file with the U.S. Securities and Exchange Commission.
Non-GAAP Financial Information
This press release includes certain financial information, not prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) in the United States. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the performance measures derived in accordance with GAAP. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures.

Adjusted Net Sales

We present Adjusted net sales to facilitate comparisons of reported net sales from period to period within our MP&S segment. In August 2015, we announced plans to exit Fence and Sprinkler in order to re-align our long-term strategic focus. Management uses Adjusted net sales to evaluate our ongoing business operations, which no longer include Fence and Sprinkler. We define Adjusted net sales as reported net sales excluding net sales directly attributable to Fence and Sprinkler.

Adjusted EBITDA and Adjusted EBITDA Margin

We use Adjusted EBITDA and Adjusted EBITDA Margin in evaluating the performance of our business. We use Adjusted EBITDA and Adjusted EBITDA Margin in the preparation of our annual operating budgets and as indicators of business performance. We believe Adjusted EBITDA and Adjusted EBITDA Margin allow us to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. We define Adjusted EBITDA as net income before: depreciation and amortization, loss or (gain) on extinguishment of debt, interest expense (net), income tax expense (benefit), restructuring and impairments, net periodic pension benefit cost, stock-based compensation, impact from anti-microbial coated sprinkler pipe, or “ABF,” product liability, consulting fees, legal settlements, transaction costs, other items, and the impact from our Fence and Sprinkler exit. We believe Adjusted EBITDA, when presented in conjunction with comparable GAAP measures, is useful for investors because management uses Adjusted EBITDA in evaluating the performance of our business. We define Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of Adjusted net sales.

Adjusted Net Income and Adjusted Earnings per Share

We use Adjusted net income and Adjusted earnings per share in evaluating the performance of our business. Management believes that these measures provide useful information to investors by offering additional ways of viewing the Company’s results that, when reconciled to the corresponding GAAP measure provide an indication of performance excluding the impact of unusual and or non-cash items. We define Adjusted net income as net income (loss) before consulting fees, transaction costs and other items. We define Adjusted earnings per share as basic and diluted earnings per share excluding the per share impact of consulting fees, transaction costs, other items, and the impact from our Fence and Sprinkler exit.

Leverage Ratio - Net debt/Last Twelve Months Adjusted EBITDA

We define leverage ratio as the ratio of net debt (total debt less cash and cash equivalents) over Adjusted EBITDA on a trailing twelve month basis. We believe the leverage ratio is useful to investors as an alternative liquidity measure.

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

(in thousands, except per share data)	Three Months Ended		Nine Months Ended
	June 24, 2016	June 26, 2015	June 24, 2016	June 26, 2015
Net sales	$395,724	$432,367	$1,107,145	$1,291,354
Cost of sales	284,203	353,619	831,805	1,089,395
Gross profit	111,521	78,748	275,340	201,959
Selling, general and administrative	64,392	45,912	162,412	130,691
Intangible asset amortization	5,566	5,249	16,655	15,775
Operating income	41,563	27,587	96,273	55,493
Interest expense, net	10,169	11,212	30,617	33,624
Gain on extinguishment of debt	—	—	(1,661)	—
Income from operations before income taxes	31,394	16,375	67,317	21,869
Income tax expense (benefit)	10,749	(2,683)	24,093	(227)
Net income	$20,645	$19,058	$43,224	$22,096

Weighted Average Common Shares Outstanding
Basic and Diluted	62,492	62,513	62,491	62,528
Net income per share
Basic and Diluted	$0.33	$0.30	$0.69	$0.35

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except share and per share data)	June 24, 2016	September 25, 2015
Assets
Current Assets:
Cash and cash equivalents	$131,109	$80,598
Accounts receivable, less allowance for doubtful accounts of $1,301 and $1,173, respectively	235,812	216,992
Inventories, net	164,302	161,924
Assets held for sale	8,474	3,313
Prepaid expenses and other current assets	18,098	18,665
Total current assets	557,795	481,492
Property, plant and equipment, net	209,248	224,284
Intangible assets, net	260,520	277,175
Goodwill	115,829	115,829
Deferred income taxes	2,307	1,087
Non-trade receivables	14,517	13,932
Total Assets	$1,160,216	$1,113,799
Liabilities and Equity
Current Liabilities:
Short-term debt and current maturities of long-term debt	$1,267	$2,864
Accounts payable	112,095	109,847
Income tax payable	5,390	515
Accrued and other current liabilities	92,317	97,272
Total current liabilities	211,069	210,498
Long-term debt	630,204	649,344
Deferred income taxes	18,749	14,557
Other long-term tax liabilities	13,235	13,319
Pension liabilities	27,592	28,126
Other long-term liabilities	59,489	41,678
Total Liabilities	960,338	957,522
Equity:
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 62,458,367 and 62,453,437 shares issued and outstanding, respectively	626	626
Treasury stock, held at cost, 260,900 and 260,900 shares, respectively	(2,580)	(2,580)
Additional paid-in capital	352,557	352,505
Accumulated deficit	(130,017)	(173,241)
Accumulated other comprehensive loss	(20,708)	(21,033)
Total Equity	199,878	156,277
Total Liabilities and Equity	$1,160,216	$1,113,799

ATKORE INTERNATIONAL GROUP INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended
(in thousands)	June 24, 2016	June 26, 2015
Operating activities:
Net income	$43,224	$22,096
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on sale of fixed assets	12	1,054
Depreciation and amortization	40,064	43,373
Amortization of debt issuance costs and original issue discount	2,644	2,722
Deferred income taxes	2,951	(481)
Gain on extinguishment of debt	(1,661)	—
Provision for losses on accounts receivable and inventory	2,718	574
Stock based compensation expense	16,897	2,462
Other adjustments to net income	(648)	—
Changes in operating assets and liabilities, net of effects from acquisitions	(21,183)	(41,577)
Net cash provided by operating activities	85,018	30,223
Investing activities:
Capital expenditures	(13,496)	(20,555)
Proceeds from sale of properties and equipment	62	23
Acquisitions of businesses, net of cash acquired	—	(31,290)
Proceeds from sale of other assets	458	2,300
Proceeds from sale of a discontinued operation	—	4,540
Other, net	—	(192)
Net cash used for investing activities	(12,976)	(45,174)
Financing activities:
Borrowings under credit facility	—	589,000
Repayments under credit facility	—	(570,000)
Proceeds from short-term debt	—	1,692
Repayments of short-term debt	(1,619)	(1,619)
Repayments of long-term debt	(20,075)	(3,150)
Issuance of common shares	52	—
Payment for debt financing costs and fees	—	(102)
Proceeds from foreign exchange forward option	—	999
Other, net	(25)	(544)
Net cash (used for) provided by financing activities	(21,667)	16,276
Effects of foreign exchange rate changes on cash and cash equivalents	136	(1,846)
Increase (decrease) in cash and cash equivalents	50,511	(521)
Cash and cash equivalents at beginning of period	80,598	33,360
Cash and cash equivalents at end of period	$131,109	$32,839
Supplementary Cash Flow information
Interest paid	$30,232	$31,003
Income taxes paid, net of refunds	16,036	3,718
Capital expenditures, not yet paid	406	738

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED EBITDA
(Unaudited)

	Three Months Ended		Nine months ended
(in thousands)	June 24, 2016	June 26, 2015	June 24, 2016	June 26, 2015
Net income	$20,645	$19,058	$43,224	$22,096
Depreciation and amortization	13,322	14,349	40,064	43,373
Gain on extinguishment of debt	—	—	(1,661)	—
Interest expense, net	10,169	11,212	30,617	33,624
Income tax expense (benefit)	10,749	(2,683)	24,093	(227)
Restructuring & impairments	326	475	2,395	642
Net periodic pension benefit cost	110	144	330	434
Stock-based compensation	4,854	661	16,897	2,462
ABF product liability impact	212	561	637	1,683
Consulting fee	13,675	875	15,425	2,625
Legal settlements	1,300	—	1,300	—
Transaction costs (a)	1,917	2,876	5,348	4,030
Other (b)	(10,055)	2,560	(5,842)	4,330
Impact of Fence and Sprinkler exit	—	(3,401)	811	(5,121)
Adjusted EBITDA	$67,224	$46,687	$173,638	$109,951

(a) Represents costs associated with the Company's initial public offering and acquisition and divestiture-related activities.
(b) Represents other items, such as lower-of-cost-or-market inventory adjustments and the impact of foreign exchange gains or losses related to our divestiture in Brazil.

ATKORE INTERNATIONAL GROUP INC.
GAAP TO NON-GAAP RECONCILIATIONS
(Unaudited)

ATKORE INTERNATIONAL GROUP INC. - ADJUSTED NET SALES RECONCILIATION
	Three Months Ended
($ in thousands)	June 24, 2016	June 26, 2015	Change	% Change
Net sales	$395,724	$432,367	$(36,643)	(8.5)%
Impact of Fence and Sprinkler exit	—	(45,298)	45,298	*
Adjusted net sales	$395,724	$387,069	$8,655	2.2%
* Not meaningful

MECHANICAL PRODUCTS & SOLUTIONS - ADJUSTED NET SALES RECONCILIATION
	Three Months Ended
($ in thousands)	June 24, 2016	June 26, 2015	Change	% Change
Net sales	$136,482	$180,863	$(44,381)	(24.5)%
Impact of Fence and Sprinkler exit		(45,298)	45,298	*
Adjusted net sales	$136,482	$135,565	$917	0.7%
* Not meaningful

ATKORE INTERNATIONAL GROUP INC.
ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE RECONCILIATION
	Three Months Ended		Nine months ended
(in thousands, except per share data)	June 24, 2016	June 26, 2015	June 24, 2016	June 26, 2015
Net income	$20,645	$19,058	$43,224	$22,096
Weighted average shares outstanding (Basic and Diluted)	62,492	62,513	62,491	62,528
Basic and Diluted net income per share - as reported	$0.33	$0.30	$0.69	$0.35

Net income	$20,645	$19,058	$43,224	$22,096
Stock-based compensation	4,854	661	16,897	2,462
Consulting fee	13,675	875	15,425	2,625
Other (a)	(10,055)	2,560	(5,842)	4,330
Impact of Fence and Sprinkler exit	—	(3,401)	811	(5,121)
Pre-tax adjustments to net income	8,474	695	27,291	4,296
Tax effect @ 35%	(2,966)	(243)	(9,552)	(1,504)
Adjusted net income	$26,153	$19,510	$60,963	$24,888

Basic and Diluted net income per share - as adjusted	$0.42	$0.31	$0.98	$0.40

(a) Represents other items, such as lower-of-cost-or-market inventory adjustments and the impact of foreign exchange gains or losses related to our divestiture in Brazil.

ATKORE INTERNATIONAL GROUP INC.
NET DEBT/LTM ADJUSTED EBITDA RECONCILIATIONS
(Unaudited)

($ in thousands)	June 24, 2016	March 25, 2016	December 25, 2015	September 25, 2015
Short-term debt and current maturities of long-term debt	$1,267	$1,881	$2,531	$2,864
Long-term debt	630,204	630,369	649,203	649,344
Total Debt	631,471	632,250	651,734	652,208
Less cash and cash equivalents	131,109	134,477	127,210	80,598
Net Debt	$500,362	$497,773	$524,524	$571,610

LTM Adjusted EBITDA	$227,637	$207,100	$184,852	$163,949

Net debt/LTM Adjusted EBITDA	2.2	2.4	2.8	3.5